Exhibit 4.16

EXCLUSIVE TESTING AND ADMINISTRATIVE SERVICES AGREEMENT

between

ROSETTA GENOMICS LTD.
A limited liability company under the laws of Israel,
of 10 Plaut St., Rehovot, Israel, 76706
(“Rosetta”)

and

TEVA PHARMACEUTICAL INDUSTRIES LTD.
of P.O. Box 3190 Petah-Tiqua 49131, Israel

THIS EXCLUSIVE TESTING AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made as of the 24th day of December, 2008, by and between: Rosetta, Ltd., through its offices located at 10 Plaut St., Rehovot, Israel, 76706 (“Rosetta”); and Teva Pharmaceutical Industries Ltd., through its offices located at 12 Hatrufa St., Netanya, Israel (“Teva”).

WHERESA	Rosetta has developed the Tests (as such term is hereinafter defined), and is intending to initiate the offering of the Testing Services to patients through physicians worldwide;

WHEREAS
Rosetta desires that its Testing Services be made available to patients and physicians in the Territory (as hereinafter defined) and that Teva assist Rosetta in that effort by and the Administrative Services (as such terms is hereinafter defined) for and on behalf of Rosetta in and for the Territory;

WHEREAS	Teva desires to exclusively market and purchase Testing Services from Rosetta and exclusively provide certain Administrative Services for and on behalf of Rosetta in and for the Territory;

WHEREAS	Rosetta will exclusively in and for the Territory provide the Testing Services ordered by Teva;

WHEREAS	Teva agrees to pay Rosetta for Testing Services ordered by Teva in accordance with the fees identified in Section 7 herein.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.           INTERPRETATION AND DEFINITIONS

1.1	The preamble to this Agreement forms an integral part hereof and is incorporated herein by reference.

1.2	Clause headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

1.3	All signed appendices to this Agreement, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

1.4	In this Agreement, the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings:

1.4.1	"Administrative Services" – shall mean the sole and exclusive marketing sale and distribution and logistic services solely provided by Teva with respect to the Tests, all as detailed in clause 4.

1.4.2
“Affiliate” - with respect to either party, means any person, corporation, company, partnership or other entity controlling, controlled by or under common control with such party. For such purpose the term “control” means the holding of 50% or more of the common voting stock or ordinary shares in, or the right to appoint 50% or more of the directors of, the said corporation, company, partnership or entity.

1.4.3	“Business Day”- shall mean working days, not including Saturdays and Sundays and/or public holidays and bank holidays in the US and Israel.

1.4.4	“Effective Date” – shall mean the date of signature of this Agreement by the last of the parties.

1.4.5
“Instructions” – shall mean the written instructions provided to Teva by Rosetta with respect to the receipt of samples from its patients and physicians, shipment and delivery of samples for testing, provide customers with the Testing Services written reports and results, as provided by Rosetta.

1.4.6
“Territory” – shall mean Israel and Turkey. For the purpose of clarity, Israel and Turkey shall be regarded as separate territories, and termination in relation to the Turkey Territory (according to the terms of section 8) shall not affect the Israeli Territory. In case of termination in relation to the Israeli Territory the entire Agreement will be terminated unless otherwise agreed in writing by the parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.4.7	“Tests” – "miRview™ squamous", "miRview™ meso" and "miRview™ mets", as conducted by Rosetta or, its Affiliated and/or other third parties on behalf of Rosetta subject to the provisions of Section 5.1.

1.4.8
"Testing Services” - as provided by Rosetta, its Affiliates and/or other third parties on behalf of Rosetta subject to the provisions of Section 5.1 shall include the conduct of the Tests, the provision of Test reports and results to Teva, and the return of the paraffin blocks, when supplied. It is agreed by both parties that other oncology testing services may be added to the above definition upon agreement of the parties in writing.

1.4.9	"Samples" – paraffin embedded tissues and/or unstained slides processed from paraffin embedded tissues provided from pathologists from different medical institutions.

2.           APPOINTMENT AND DURATION

2.1
Rosetta hereby appoints Teva as an exclusive reseller of the Testing Services and the provider of the Administrative Services in and for the Territory in accordance with the terms of this Agreement, and Teva accepts such appointment.

2.2
This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Clause 8 below, shall continue for an initial term of 24 months ("The Term"). The Term shall be automatically renewed for an additional periods of 12 months each unless either party gives a prior written notice of its intention not to renew the agreement not later than 3 months before any renewal.

2.3
Teva shall be entitled at any time during the term of this Agreement in its absolute discretion to cease the resale or marketing of the Testing Services in the Territory (whole or part) for reasons of medical safety or on legal or regulatory grounds; if Teva ceases resale or marketing of the Testing Services pursuant to this Section 2.3 for a period exceeding three (3) months then Rosetta shall have the right to terminate this Agreement by providing Teva a ten (10) days prior written notice .

2.4
Rosetta shall be entitled at any time during the term of this Agreement in its absolute discretion to cease providing Testing Services to Teva, in whole or in part, for reasons of medical safety or on legal or regulatory grounds.

3.           REGISTRATION

Within 60 days after the Effective Date, Rosetta undertakes to provide Teva with copies of Rosetta’s CAP and CLIA licenses and certificates. In addition, at Teva’s request, Rosetta will provide Teva with one copy of other existing and readily available documentation to the extent required by Teva for any and all regulatory purposes.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.           ADMINISTRATIVE SERVICES

Teva undertakes and agrees with effect from the Effective Date and at all subsequent times during the term of this Agreement, in connection with the provision of Administrative Services for and on behalf of Rosetta:

4.1
to use all reasonable endeavours to market the Testing Services in the Territory subject to the terms and conditions of this Agreement and to perform at its own expense, all tasks and duties and assume all responsibilities customarily associated with marketing of the Testing Services;

4.2	to market Testing Services only from Rosetta, subject to Rosetta’s ability to carry out the Testing Services in accordance with this Agreement, all pursuant to section 2.3 herein;

4.3
further to marketing the Testing Services, Teva shall be responsible for the receipt of samples in accordance with Instructions from its customers, shipment and delivery of the Testing Services kit according to the Instructions to Rosetta for testing, and upon completion of testing, to provide its customers the Testing Services written reports and results, as provided by Rosetta, according to the Instructions.

4.4	to obtain and maintain all government licenses, approvals and permissions necessary in connection with the marketing, resale and provision of the Testing Services to persons in the Territory;

4.5	to inform Rosetta of any matter in the Territory of which it is aware that is likely to affect, significantly, the marketing of the Testing Services;

4.6	to provide Rosetta with market and sales information in a timely fashion including information relating to the sales and marketing activities of Teva with respect to the Testing Services,;

4.7
to handle all physician, patient and other inquiries, whether via telephone or in writing, regarding Rosetta’s provision of Testing Services, including information relating to the results of such Testing Services;

4.8
to inform Rosetta of any reports of irregularities, complaints or other adverse information received by Teva relating to the Tests, its use or quality and/or the Testing Services, and not to take any action with regard thereto, unless required by law or the regulatory authorities in the Territory, without obtaining Rosetta’s prior written consent, such consent to be provided promptly and not unreasonably withheld by Rosetta;

4.9
to conduct its marketing activities in a manner that reflects favorably at all times on the Testing Services and the name, goodwill and reputation of Rosetta; to refrain from engaging in deceptive, misleading or unethical practices, including but not limited to, disparagement of Rosetta or the Testing Services, and acceptance or payment of bribes, kickbacks or secret profits; to make no representations, warranties, guarantees or covenants, with respect to the Testing Services, other than those set forth in the Promotional Materials, as defined thereafter, provided to Teva by Rosetta; and not to modify any Promotional Materials without Rosetta’s prior written consent;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.10	not to modify in any manner whatsoever the Test reports and results or disclaimers associated with such reports;

4.11
unless otherwise mutually agreed in writing, to be solely responsible for all expenses, costs, liabilities and obligations Teva incurs in connection with its resale of the Testing Services and the provision of the Administrative Services identified herein.

5.           ROSETTA’S UNDERTAKINGS

Rosetta undertakes and agrees with effect from the Effective Date and at all subsequent times during the term of this Agreement:

5.1
to provide either by itself or through third parties all of Teva’s requirements solely and exclusively to Teva for Testing Services ordered by licensed physicians in the Territory for persons located in the Territory; Rosetta shall not knowingly provide commercial Testing Services for a fee to physicians located in the Territory other than through Teva. All other activities for research purposes only in the Territories will be coordinated between Teva and Rosetta, and will be conducted according to applicable law and regulations. Rosetta shall have the right to perform the Testing Services via third parties subject to the following: (i) Rosetta being the responsible party; (ii) the Third Party shall have at least the same capabilities of Rosetta. In the event that Teva shall refuse the transfer of performance of Services to a third Party due to the fact that such third Party does not have the same capabilities of Rosetta, then this agreement at the sole discretion of Teva will be either terminated or modified to a non exclusive agreement.

5.2
to assist and financially share all expenses relating to and/or resulting from conferences, seminars etc, all as will be mutually agreed (agreement to be made at the sole discretion of each party) and the details with respect to such events (including without limitation the details of the financial aspects of such event) will be added, from time to time, as an Appendix to this Agreement.

5.3	to provide [***] to be [***] from signing this Agreement.

5.4	to provide Teva with a minimum of [***] Testing Services for compassionate use programs, upon Teva's sole discretion.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.5
to provide all of Teva’s requirements for the Testing kits to collect the samples, and to deliver Test report and results within [***] of receipt of all relevant, complete and sufficient patient information and materials, including without limitation, Samples, from Teva. The report and results may be delivered to Teva by telefax or electronic mail.

5.6
if paraffin blocks are provided, to return the remainder of the paraffin blocks to Teva within 1 month, of the conduct of the Tests, unless otherwise requested by Teva; the cost of such shipments shall be borne by Rosetta;

5.7
if Teva provides a Sample, in accordance with the Instructions, and Rosetta performs the Testing Services on such Sample, but is unable to provide a report with respect to such Sample, then, at, Rosetta’s expense, Rosetta will either retest the Sample at its sole expense, or notify Teva that such Sample will not be retested. If such Sample will not be retested, Rosetta will not charge Teva for the testing of such Sample;

5.8
If Teva provides a Sample, not according to the Instructions, Rosetta will notify Teva that such Sample will not be tested. Rosetta will charge Teva only for cost of kit shipment to Rosetta’s lab and cost of pathologist review (if applicable);

5.9
if Teva provides a Sample according to the Instructions with respect thereto, and Rosetta performs the Testing Services on such Sample, and Rosetta becomes aware that there was an error made in the Testing Services which affected the Test results, then, at Rosetta’s expense, Rosetta will either retest the Sample at its sole expense, or notify Teva that such Sample will not be retested. If such Sample will not be retested, Rosetta will either not charge, or credit, as applicable, Teva for the Testing of such Sample.

5.10
In order to ensure the fulfillment of Rosetta’s responsibilities and obligations in accordance with this Agreement, Rosetta is obligating to insure in its own responsibility itself and its employees, in a suitable and known insurance company commencing as of the Effective Day and shall maintain for the duration of this Agreement and [***] at its expense the following insurances, and to provide Teva with proof in a form of certificate of insurance attached as an Exhibit C of such insurances.

5.11	Fulfilling the above mentioned insurance, based on this agreement and the payment of the insurance sum in accordance, are considered the basic condition of this agreement.

5.12	None of the above insurance obligation will reduce Rosetta’s obligations, in accordance with this Agreement and in accordance with any law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.13	Rosetta is obligated to inform Teva about any cancellation and/or reduction in coverage of the Insurance policy and/or modification which shall negatively effect Teva pursuant to this Agreement

5.14
Rosetta undertakes to provide Teva, free-of-charge, all reasonable support and marketing expertise, including copies of such promotional material as may be available from time to time, specific to the Testing Services necessary or useful for Teva in order to assist Teva in promoting and marketing the Testing Services in the Territory. Teva shall have the right to consult Rosetta regarding the nature and usage of these promotional materials. Teva will be responsible for all regulatory compliance of the promotional material in the Territory.

5.15
Other than as expressly provided in this agreement, the Testing Services are provided ‘as is’ without warranty of any kind, whether express or implied, including without limitation warranties of merchantability, fitness for a particular purpose and non-infringements, and Rosetta disclaims any and all such warranties. Rosetta may decline to provide Testing Services on a specimen received from Teva that does not meet the Instructions.

6.           TRADEMARKS

6.1
The Testing Services shall be marketed by Teva under only such trademarks, service marks and/or other insignia of origin registered in Israel under Rosetta’s name or anyone on its behalf, as will be decided upon by Rosetta, in its sole discretion (the “Rosetta Marks”).

6.2
During the term, and subject to the terms and conditions, of this Agreement and for the Territory only, Rosetta hereby grants to Teva a non-exclusive, non-transferable, limited license to use the Rosetta Marks solely in connection with the marketing of the Testing Services and the provision of Administrative Services in the Territory, provided that:

6.2.1
Teva’s use of the Rosetta Marks must comply with the Trademark Usage Guidelines as provided by Rosetta to Teva and attached as an Exhibit A to this Agreement, as may be amended by Rosetta from time to time upon sufficient prior written notice to Teva.

6.2.2
Teva shall ensure that all marketing materials or other documents on which the Rosetta Marks are placed by Teva (the “Marked Materials”) shall not reflect adversely upon the name, goodwill or reputation of Rosetta. Teva agrees that the Marked Materials shall be of such nature, style, appearance and quality as shall be adequate and suited to the protection of the Rosetta Marks and the goodwill associated therewith.

6.2.3
Teva shall submit to Rosetta, free of cost, two samples of Marked Materials prior to the dissemination or distribution of the Marked Materials. Rosetta, in Rosetta’s sole discretion, shall have the right to review the Marked Materials submitted by Teva to confirm compliance with this Agreement. If Rosetta disapproves of any sample of the Marked Materials, Rosetta shall provide Teva with the specific reasons for such disapproval. Teva shall promptly make all such changes to the Marked Materials as Rosetta shall request to protect the value of the Rosetta Marks.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2.4
Teva shall not use the Rosetta Marks, or any part thereof, as part of or in combination with any other names or trademarks except with Rosetta’s prior written approval. Teva shall not use any confusingly similar or diluting mark, term or design, and shall not attempt to register or aid any third party in using or attempting to register any such mark, term or design. Teva shall not use any of the Rosetta Marks in any manner that indicates that it is using such mark other than as a licensee.

6.2.5
If Teva refuses to submit such samples, after being requested by Rosetta to do so in writing or violates the provisions of this Clause 6 and/or the Rosetta Trademark Usage Guidelines and does not submit the samples, or cure the violation within 30 days after being notified of the same, Rosetta shall have the right to revoke the license granted to Teva pursuant to this Clause 6.

6.2.6
The Rosetta Marks and the goodwill associated therewith are and remain Rosetta’s exclusive property. Teva shall acquire no right, title or interest in the Rosetta Marks or the goodwill associated therewith, other than the limited license and right to use the Rosetta Marks set forth in this Clause 6. All usage of the Rosetta Marks by Teva shall inure to Rosetta’s benefit. Teva shall not knowingly do or suffer to be done any act which would impair the Rosetta Marks or the goodwill associated therewith. Teva shall take any actions reasonably requested by Rosetta, and upon Rosetta sole expense, including the execution of instruments, that may be necessary or appropriate to register or otherwise confer or perfect Rosetta’s rights in the Rosetta Marks in the Territory in Rosetta’s name. Teva agrees to take no action inconsistent with Rosetta’s ownership of and interest in the Rosetta Marks, or assist any third party in doing any of the same.

6.2.7
Teva was advised that the Rosetta Marks, are and shall remain Rosetta’s. Teva shall have no claim with regard to the said Rosetta Marks and shall not challenge Rosetta’s title to the Rosetta Marks or the validity of their registration, if they are registered.

6.2.8
Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, any licenses or rights in the Rosetta Marks not expressly granted to Teva in this Clause 6.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3
Rosetta is aware that “Teva” is a registered trade-name/mark of Teva (the “Teva Trademark”). It is agreed that the Teva Trademark shall not include the trademarks of Rosetta, whether registered or not (and visa versa).

6.4	The Teva Trademark is or shall be registered in the Territory in Teva’s name, and at its expense.

6.5
The Teva Trademark, whether registered or not, is and shall remain Teva’s. Rosetta shall have no claim with regard to the said Teva Trademark and shall not challenge Teva’s title to the Teva Trademark or the validity of its registration, if it is registered, even after termination of this Agreement for any reason.

7.           PRICE AND TERMS OF PAYMENT

7.1
Teva shall pay to Rosetta a fee per Test for the Testing Services that Rosetta performs under this Agreement in the amount as set forth in Exhibit B. Any change based on the review shall be made only upon the written agreement of the parties to be provided at their sole discretion.

7.2
Terms of payment - [***], except that Teva may withhold any amounts that are the subject of a good faith dispute until such dispute is resolved. All payments shall be made in full and without setoff, upon order, by bank transfer in U.S. dollars available at Rosetta’s U.S. bank, or otherwise as Rosetta may direct in advance.

7.3
Teva shall be solely responsible for setting the pricing for its clients, and for collecting payment from its clients, for the Testing Services, and Teva’s delay in collecting, or failure to collect, shall not affect Teva’s obligation to pay Rosetta the applicable fees in any way.

8.           TERMINATION

8.1	Notwithstanding the above, and without prejudice to any other rights to which it may be entitled, either party may terminate this Agreement upon written notice of termination to the other party:

8.1.1	if the other party is in material breach of any of the material terms hereof and fails to remedy such breach [***] of that party being notified of such breach; or

8.1.1.1
if the other party is, admits to being or is declared insolvent, or voluntary or involuntary proceedings are instituted by or against it in bankruptcy, or receivership, or for a winding-up or for the dissolution or re-organization of its assets; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.1.1.2	based on medical safety or legal or regulatory reasons.

8.2
In the event that the Agreement is terminated with respect to the Turkey territory then the Agreement will continue to be applicable with regard to the Israeli territory. In the event that the Agreement is terminated with regard to the Israeli Territory then the entire Agreement will be terminated, unless otherwise agreed between the Parties in writing.

8.3	Termination for breach will have no effect on any performance obligations which have accrued up to the effective date of such termination.

9.           EFFECTS OF TERMINATION

9.1	Termination of this Agreement howsoever caused shall be without prejudice to any other rights or liabilities accrued at the date of termination.

9.2
Upon termination of this Agreement, all rights and licenses granted to Teva hereunder shall immediately terminate, and Teva shall immediately cease marketing and distributing the Testing Services, except as expressly provided in Clause 9.3.

9.3
Upon termination of this Agreement, Teva shall notify Rosetta of any outstanding unstained slides or paraffin blocks it has in its possession, and Rosetta shall notify Teva of any outstanding Teva’s customers’ Tests it has, which have not been sent to Teva (whether completed or not). Subject to Teva’s advance payment of the applicable fees, Rosetta undertakes to complete the relevant Testing Services. Notwithstanding the foregoing, Rosetta will not be obligated to complete the Testing Services if Rosetta terminates this Agreement due to Teva’s breach or due to reasons of medical safety or legal or regulatory grounds.

9.4
Neither party shall have any liability to the other for claims based on termination of this Agreement in accordance with Clause 8, including without limitation for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill. If a Party is entitled under local law or otherwise to any special payment or termination remedy or indemnity as a consequence of the expiration or termination of this Agreement, such Party hereby waives and disclaims, to the fullest extent permitted by law, any right to such payment, remedy or indemnity.

9.5	Clauses 1, 5.8, 6.5, 10, 11, 13, 18, 22 and 24 shall survive any expiration or termination of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.	HOLDING HARMLESS & INDEMNIFICATION

10.1
Teva shall be solely responsible for any false or misleading statements, false or misleading representations or false or misleading warranties, whether oral or written, made by Teva to its clients. Without limiting the generality of the foregoing, Teva agrees and undertakes that it will not make any false or misleading statement, representation or warranty, oral or written, concerning the Tests and/or the Testing Services. In the event that Teva should make any false or misleading statements, representations or warranties, and claims should arise therefrom, Teva shall defend, indemnify and hold Rosetta, its affiliates, employees and agents (including successors and assigns) harmless from and against any and all costs, damages, expenses and liabilities arising out of or related to such statement, representation or warranty.

10.2
Rosetta shall be solely responsible for any false or misleading statements, false or misleading representations or false or misleading warranties made in the Promotional Materials provided by Rosetta to Teva. In the event that the Promotional Materials shall contain any false or misleading statements, representations or warranties, and claims should arise therefrom, Rosetta shall defend, indemnify and hold Teva, its affiliates, employees and agents (including successors and assigns) harmless from and against any and all costs, damages, expenses and liabilities arising out of or related to such statement, representation or warranty.

10.3
Rosetta agrees to defend, indemnify and hold Teva, its affiliates, employees and agents (including successors and assignees) harmless from and against any claim by a third party and any and all costs, damages, expenses (including attorneys’ fees and other costs of litigation) and liabilities directly resulting therefrom arising out of infringement of third party intellectual property rights by the Testing Services, Rosetta’s negligence or willful misconduct in Rosetta’s provision of the Testing Services, or any breach by Rosetta of any of the terms of this Agreement, provided, however, that this indemnity shall not extend to any claim, demand, or legal action to the extent arising from any negligent act or omission or willful misconduct of Teva (including successors and assignees if applicable).

10.4
Teva agrees to defend, indemnify and hold Rosetta, its affiliates, employees, agents (including successors and assignees) harmless from and against claim by a third party and any and all costs, damages, expenses (including attorneys’ fees and other costs of litigation) and liabilities directly resulting therefrom arising out of Teva’s negligence or willful misconduct in Teva’s provision of the Testing Services, or as result of any breach by Teva of any of the terms of this Agreement, provided, however, that this indemnity shall not extend to any claim, demand, or legal action to the extent arising from any negligent act or omission or willful misconduct of Rosetta (including successors and assignees if applicable).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5
The indemnity obligations under this Clause 10 are contingent upon: The party seeking indemnification (the “Indemnified Party”) (a) notifying the Indemnifying Party as soon as reasonably possible in reasonable detail of any claim, demand, action or proceeding for which indemnification is sought (the “Indemnified Claim”), (b) allowing the Indemnifying Party to control the defense and/or settlement of the Indemnified Claim, and (c) providing the Indemnifying Party with assistance in any defense and/or settlement thereof at the Indemnifying Party’s expense.

10.6
The Indemnifying Party shall at its expense, assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate at its own expense, in the defense and/or settlement of any third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the parties, which consent shall not be unreasonably withheld. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made based upon a conclusive judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims agreed and accepted by the Indemnifying Party, in respect to any damages related to any claim under this Clause 10. In the event that the parties agree to settle a claim or action, such settlement shall not be publicized without the prior written consent of the parties, which consent shall not be unreasonably withheld.

10.7	The provisions of this Clause shall survive the expiration or termination of this Agreement for any reason.

11.           CONFIDENTIALITY

11.1
All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party for a period of five (5) years from the date hereof. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by contemporaneous written records;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)	is in the public domain or knowledge;

(iii)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by contemporaneous research and development records.

11.2	Notwithstanding Section 11.1, a Party receiving Proprietary Information of the other Party may disclose such Proprietary Information:

(i)
to governmental or other regulatory agencies in order to obtain patents, or to gain approval to conduct clinical trials or to market the Tests and/or the Testing Services to the extent permitted hereunder, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(ii)
to its respective agents, consultants, Affiliates, potential and actual sublicensees, and/or other Third Parties for the research and development, manufacturing and/or marketing of the Tests and/or the Testing Services (or for such Third Parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement;

(iii)	to actual or prospective acquirers or sources of financing on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

(iv)
if required to be disclosed by law or court order, provided that, to the extent permitted by law, notice is promptly delivered to the disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that either Party or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC (or any applicable stock exchange or regulatory organization), may file this Agreement as an exhibit to any filing with the SEC (or any applicable stock exchange or regulatory organization) and may distribute any such filing in the ordinary course of its business. However, to the maximum extent allowable by SEC (or any applicable stock exchange or regulatory organization) rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall redact any confidential information set forth in such filings as may be reasonably requested by the disclosing Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.1	The provisions of this Clause shall survive the expiration or termination of this Agreement for any reason.

12.           FORCE MAJEURE

12.1
The obligations of each party under this Agreement shall be suspended during the period of this Agreement and to the extent that such party is prevented or hindered from complying herewith by any cause beyond its reasonable control including (insofar as they are beyond such control but without prejudice to the generality of the foregoing expression) strike, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm, difficulty or increased expense in obtaining workmen, materials or transport or other circumstances affecting the supply of goods or of raw materials therefor.

12.2
In the event of either party being so hindered or prevented, such party shall give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof. The failure to give such notice shall forfeit the rights of such party to relief under this Clause.

12.3
Any party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other party. In the event that such cause continues for more than six months either party may terminate this Agreement on thirty days notice to the other party.

13.           GOVERNING LAW

This Agreement shall be governed and interpreted according to the laws and regulations of Israel. Any dispute between the parties shall be referred to the applicable court of Tel Aviv, Israel.

14.           ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and discussions between the parties hereto relating thereto.

15.           EXECUTION AND DELIVERY OF THIS AGREEMENT

15.1
Rosetta hereby represents and warrants that the execution and delivery by Rosetta of this Agreement and the performance by Rosetta of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Rosetta, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Rosetta is a party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.2
Teva hereby represents and warrants the execution and delivery by Teva of this Agreement and the performance by Teva of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Teva, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Teva is a party.

16.           INDEPENDENT CONTRACTORS

All work performed by the parties under this Agreement shall be as independent contractors. None of the parties hereto are an agent, employee, partner, representative or joint venturer of the other party and nothing in this Agreement shall be construed to create such a relationship. None of the parties hereto shall have the power or right to bind or obligate the other. The parties hereby represent and warrant that each of them have the power and authority to undertake the contractual commitments set forth in this Agreement and that the execution of this Agreement and its performance of the services shall not constitute a breach or default under any agreement which any of the parties have entered into with any third party.

17.           TERMS AND CONDITIONS

The Testing Services supplied to Teva shall be supplied upon the terms and conditions contained herein and any standard terms and conditions of sale or conditions of purchases shall be of no effect, unless the parties otherwise agree expressly and in a writing signed by both parties.

18.           AMENDMENTS

No amendment or variation of this Agreement shall be effective unless in writing and signed by duly authorized representatives of the parties.

19.           ASSIGNMENT

None of the Parties hereto shall without the prior written consent of the other Parties, assign, sub-license, sub-contract, delegate, charge or part with or otherwise dispose of this Agreement or the benefit thereof or any right or obligation hereunder or grant any sub-license or sub-contract, save that any Party shall be entitled to assign this Agreement to one of its Affiliates. provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the consent of the other Party hereto to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to Licensed Product or its business in the event of its merger or consolidation or change in control or similar transactions. Any permitted assignee shall assume all obligations of its assignor under this Agreement. and, inter alia will be responsible to provide the other party with an amended certificate of insurance in the exact wording as attached to this Agreement Exhibit C. Any assignment or attempted assignment contrary to the provisions hereof shall be null and void. In this respect, if the above mentioned assignment will have a financial or commercial negative effect on Teva's activities in Israel or abroad, which such effect will be examined under a test of reasonability, Teva will have the right to terminate this Agreement upon notice of termination to Rosetta within thirty (30) days.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

20.           SEVERABILITY

The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall not in any way affect the remaining terms or rights unless the invalid provision goes to the essence of this Agreement. Rosetta and Teva hereby each undertakes to cooperate in good faith and to use all reasonable endeavors to replace any legally unenforceable provision with (as far as practicable) provisions which will effect for the parties the same commercial results as were intended by the original provisions.

21.           WAIVER

The failure of a party hereto to exercise or enforce any right under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

22.           SURVIVAL OF INDEMNITY

Each indemnity in this Agreement is a continuing obligation separate and independent from the other obligations of Rosetta and Teva and survives termination of this Agreement.

23.           NOTICES

All notices shall be in writing and shall be given by delivery by hand, by first class mail postage prepaid, by air courier, or by transmission by fax to the address or to the fax number of the relevant party set out at the beginning of this Agreement or such other address or fax number as either party may notify to the other from time to time and shall be addressed to the representatives of the parties set out below:

If to Rosetta:

Attention: Mr. Ronen Tamir
Chief Commercialization Officer
Rosetta Genomics Inc.
15 Exchange Place, suite 500, Jersey City NJ 07302
Tel: 201.946.0561
Fax: 201.946.0562

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With a copy to:

General Counsel
Rosetta Genomics Ltd.
10 Plaut St.
Rehovot
Tel: +972.73.222.0700
Fax: +972.73.222.0701

If to Teva:

Attention: [***]
[***]
Teva Pharmaceutical Industries Ltd.
[***]
[***]
[***]
[***]

With a copy to:

Teva Pharmaceutical Industries Ltd.
5 Basel Street, Petah Tiqva 49131, Israel
Attention: Legal Department
Fax: 972-3-9267429

The parties shall inform the other within 7 Business Days of any change in address or fax number. Any such notice given as aforesaid shall be deemed to have been given (i) if mailed, 7 days after being dispatched by mail postage prepaid; (ii) if by air courier, 4 days after delivery to the air courier company; (iii) if by facsimile with confirmed transmission, 48 hours after transmission. An additional copy of all notices issued by either party to the other relating to breach or termination of this Agreement shall be sent, in cases of notices to Rosetta, to Rosetta’s business development department, facsimile number __________, and in cases of notices to Teva, to : 972-3-9267429.

24.           LIMITATION OF LIABILITY

In no event will either party be liable for any consequential, indirect, incidental, punitive, exemplary or special damages under or related to this Agreement, however caused and under any theory of liability, including without limitation, breach of contract, breach of warranty or tort.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

25.           PRESS RELEASE

Following the execution of this Agreement the Parties will jointly word a press release regarding the execution of this Agreement. The press release will be released as a joint release of the two parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first set forth above.

ROSETTA GENOMICS LTD.

By: /s/ Tami Fishman
Title General Counsel
Date January 9, 2009

By: /s/ Ranit Aharonov
Title EVP R &D
Date January 9, 2009

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By: /s/
[***]
[***]
[***] - Teva Pharmaceutical Industries Ltd.

Date

By: /s/
[***]

Date

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.